                                                                    Exhibit 99.1

For Information:  Scott Lamb
Telephone: (713) 332-4751                                       January 21, 2004

           KAISER ALUMINUM SIGNS AGREEMENT TO SELL ITS INTERESTS IN AN
                           ALUMINA REFINERY IN JAMAICA

      HOUSTON, Texas, January 21, 2004 -- Kaiser Aluminum & Chemical Corporation
has signed an agreement to sell its 65% interest in Alpart, a partnership that owns bauxite mining operations and an alumina refinery in Jamaica, to Glencore
AG. Net cash proceeds are expected, at a minimum, to be in the range of $160 million to $170 million, subject to certain closing and post-closing adjustments.

      The transaction, which is subject to several closing conditions as noted
below, includes the interests of Kaiser and certain of its subsidiaries in
Alpart and also may include certain alumina sales contracts that are typically sourced from Kaiser's share of alumina production at Alpart. The purchase price could increase significantly depending on which contracts, if any, are ultimately included in the transaction. Kaiser will be responsible for prepayment of its approximately $14 million share of Alpart's outstanding CARIFA loan, which becomes due in full upon consummation of the transaction. The agreement also provides for Glencore to supply Kaiser with alumina of up to
200,000 metric tonnes in 2004 and up to 100,000 metric tonnes in 2005 at an agreed percentage of London Metal Exchange aluminum prices.

      Kaiser expects that, at the minimum end of the expected range of proceeds, the transaction will result in a pre-tax book loss in the range of $50 million.

      The transaction is subject to approval by the United States Bankruptcy
Court for the District of Delaware, where Kaiser plans to file a related motion and a copy of the agreement as promptly as practicable. Kaiser anticipates requesting the Court to rule on the motion during a regularly scheduled hearing on February 23, 2004. The transaction is also conditioned upon approval by the lenders under Kaiser's Post-Petition Credit Agreement, as more fully discussed in the company's most recent Quarterly Report on Form 10-Q. Subject to the satisfaction of these and certain other conditions, Kaiser expects the transaction to close late in the first quarter or early in the second quarter of
2004.

      Until such time as the transaction closes, Kaiser will retain management responsibility for Alpart and will involve appropriate Glencore personnel on transitional issues.

      Separately, under Alpart's existing partnership arrangement, Hydro
Aluminium a.s., which currently owns the remaining 35% of Alpart, will have 30 days following Kaiser's receipt of Court approval to elect to purchase Kaiser's interests at the price specified in the agreement. If Hydro were to exercise this right, Glencore would be entitled to receive from Kaiser reimbursement of certain expenses incurred in negotiating the agreement, subject to a limit of
$250,000.

      "This is another step toward our stated goal of emerging from Chapter 11 in mid 2004," said Jack A Hockema, president and chief executive officer of
Kaiser Aluminum.

      "Our relationship with the Government of Jamaica, the people of Jamaica and, particularly, two generations of Alpart employees has been a rewarding experience," he said. "In light of Glencore's extensive investments in the alumina industry, including its interests in Jamaica, and its strong financial profile, we believe this transaction will give Alpart employees and other constituents a sound opportunity for future investment and growth."

      The Alpart refinery has substantially completed an expansion program to increase the plant's capacity to 1.65 million metric tonnes per year. It also controls bauxite reserves having an annual production capacity of 3.5 million metric tonnes, which it mines through a joint venture. Approximately 1,200 employees are involved in refinery and mining operations.

      Glencore AG is a subsidiary of Glencore International AG, a privately owned company organized under the laws of Switzerland. Together with its subsidiaries, Glencore is a leading, diversified natural resources group with worldwide activity in the mining, smelting, refining, processing and marketing of metals and minerals, energy products and agricultural products. These activities are supported by strategic investments in industrial assets.

      Kaiser Aluminum & Chemical Corporation is a leading producer of fabricated aluminum products, alumina, and primary aluminum.  It is the operating subsidiary of Kaiser Aluminum Corporation (OTCBB: KLUCQ).

                                      F-968

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.
Actual events could differ materially from those reflected in the forward-looking statements contained in this press release as a result of various factors, including but not limited to those relating to approval of the sale by the United States Bankruptcy Court for the District of Delaware and by
the lenders under Kaiser's Post-Petition Credit Agreement, as well as the satisfaction of the other conditions contained in the definitive documentation providing for the sale. As a result, no assurance can be given as to whether or when the sale will occur.